UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 7, 2023

TOMI Environmental Solutions, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-09908	59-1947988
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8430 Spires Way

Frederick, Maryland 21701

(Address of principal registered offices, including zip code)

(800) 525-1698

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01	TOMZ	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry Into a Material Definitive Agreement.

Securities Purchase Agreement

On November 7, 2023, TOMI Environmental Solutions, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “SPA”) with certain accredited investors (collectively, the “Investors”) pursuant to which the Company agreed to sell and issue to the Investors in a private placement transaction (the “Private Placement”) in one or more closings up to an aggregate principal amount of $5,000,000 (the “Notes”).  As of November 7, 2023, the Company issued and sold an aggregate of $2,600,000 of Notes to certain Investors pursuant to the SPA.

The gross proceeds to the Company from the transaction are approximately $2,600,000, before deducting the placement agent’s fees and other estimated offering expenses.  The Company intends to use the net proceeds from this offering for working capital and other general corporate purposes. The initial closing of the Private Placement is expected to occur on November 7, 2023, subject to satisfaction of customary closing conditions.

The Notes are due on the fifth anniversary of their issuance and bear simple interest at a rate of 12% per annum, payable in equal monthly installments. The Notes are convertible at any time into shares of the Company’s common stock, par value $0.01 (the “Common Stock”), at the option of the holder at a conversion price of $1.25 per share, as adjusted, which shall not exceed $1.55 per share.  In addition, the Company can require Investors to convert the Notes at the then current conversion price at any time after 90 days from the issue date if the Common Stock has a closing bid price of $1.55 per share or higher on the Nasdaq Capital Market for any twenty (20) days within a thirty (30) day period of consecutive trading days, or if a “fundamental change” occurs (as defined in the SPA). The Notes are unsecured and senior to other indebtedness of the Company subject to certain exceptions.

The offer and sale of the Notes pursuant to the SPA is not registered under the Securities Act of 1933, as amended (the “Securities Act”), as it is exempt from registration pursuant to Section 4(a)(2) thereof and Rule 506(b) promulgated thereunder.

The SPA includes customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, certain other obligations of the parties and termination provisions.

Registration Rights Agreement

In addition, pursuant to the SPA, the Company entered into a Registration Rights Agreement (“RRA”) dated November 7, 2023, with each Investor requiring the Company to register the resale of the underlying Common Stock from the conversion of the Notes.  The Company is required to prepare and file an initial registration statement with the Securities and Exchange Commission (the “SEC”) as soon as reasonably practicable, but in no event later than 60 calendar days following the date of the initial closing under the SPA (the “Filing Deadline”), and to use commercially reasonable efforts to have the registration statement declared effective within 90 calendar days of the Filing Deadline.

The foregoing descriptions of the SPA, the Note, the RRA and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the forms of such documents which are filed as Exhibits 10.1, 10.2, and 10.3, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

Item 3.02 Unregistered Sales of Equity Securities

The information contained above in Item 1.01 related to the SPA, Notes, and Registration Rights Agreement is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Form of Securities Purchase Agreement, dated as of November 7, 2023, between TOMI Environmental Solutions, Inc. and the purchasers named therein.
10.2	Form of TOMI Environmental Solutions, Inc. 12% Convertible Note.
10.3	Form of Registration Rights Agreement, dated as of November 7, 2023, between TOMI Environmental Solutions, Inc. and the purchasers named therein.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 7, 2023

TOMI ENVIRONMENTAL SOLUTIONS, INC.

By:	/s/ Halden Shane
Name:	Halden Shane
Title:	Chief Executive Officer

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